Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

July 26, 2010

Aon Corporation

200 East Randolph Street

Chicago, Illinois 60601

Re:     Aon Corporation — Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) filed on July 26, 2010 by Aon Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares (the “Registered Shares”) of the Company’s common stock, par value $1.00 per share (“Aon Common Stock”). The Registered Shares are to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of July 11, 2010 (the “Merger Agreement”), by and among the Company, Alps Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Alps Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger LLC”) and Hewitt Associates, Inc., a Delaware corporation (“Hewitt”), which provides, among other things, that (i) Merger Sub will merge with and into Hewitt, with Hewitt surviving as a wholly owned subsidiary of the Company (the “Merger”), and (ii) following the completion of the Merger, the surviving corporation from the Merger will merge with and into Merger LLC (the “Subsequent Merger”), with Merger LLC surviving the Subsequent Merger and continuing as a wholly owned subsidiary of the Company. The Registered Shares consist of (i) shares of Aon Common Stock issuable at the effective time of the Merger (the “Closing Shares”) pursuant to (A) Section 2.01(c) of the Merger Agreement, relating to shares of Hewitt’s Class A common stock, par value $0.01 per share (“Hewitt Common Stock”), outstanding at the effective time of the Merger, (B) Section 6.04(b) of the Merger Agreement relating to shares of restricted common stock of Hewitt outstanding at the effective time of the Merger, and (C) Sections 6.04(c) and 6.04(d) of the Merger Agreement, relating to restricted stock units and performance share units of Hewitt that will be settled in shares of Hewitt Common Stock at the effective time of the Merger, and (ii) shares of Aon Common Stock issuable upon the exercise of options (the “Substitute Options”) resulting from the conversion of Hewitt stock options outstanding at the effective time of the Merger pursuant to Section 6.04(a) of the Merger Agreement (the “Option Shares”).  The Merger is subject to

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Aon Corporation

July 26, 2010

satisfaction or waiver of a number of conditions, including the approval by the Company’s stockholders of the issuance of the Registered Shares as contemplated by the Merger Agreement.

In rendering the opinions expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith, the Company’s Second Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company currently in effect, and the resolutions of the Board of Directors of the Company dated July 11, 2010 relating to, among other things, the Registration Statement, the Merger Agreement, and the issuance of the Registered Shares. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such records of the Company and of such agreements, documents, certificates, statements of governmental officials and instruments and have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.             Each Closing Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares shall have been approved by the stockholders of the Company, (iii) the Merger shall have become effective under the Delaware General Corporation Law (the “DGCL”) and (iv) a certificate representing such Closing Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto or, if the Closing Share is uncertificated, valid book entry notations will have been made in the share register of the Company, in each case in accordance with the terms of the Merger Agreement.

2.             Each Option Share will be validly issued, fully paid and nonassessable when (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the issuance of the Registered Shares shall have been approved by the stockholders of the Company, (iii) the Merger shall have become effective under the DGCL and (iv) a certificate representing such Option Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto or, if the Option Share is uncertificated, valid book entry notations will have been made in the share register of the Company, in each case in accordance with the terms of the related Substitute Option and any applicable agreement or plan.

Aon Corporation

July 26, 2010

This letter is limited to the DGCL and the federal laws of the United States of America. We express no opinion as to matters related to securities or “blue sky” laws of any jurisdiction or any rules or regulations thereunder (other than the federal laws of the United States of America).

We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Sidley Austin LLP